EXHIBIT 10.3

PROMISSORY NOTE

$___________________	__[date]___

Mondial Ventures, Inc., a Nevada corporation (the "Maker"), for value received, hereby promises to pay to ___________________ (the "Holder"), the principal sum of ______________ DOLLARS ($______.00) (the “Principal”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, which shall be payable on or before the 90th day following the funding of this note.   If Maker does not repay the entire Principal by the 90th day, an interest rate of seventeen percent (17%) per annum on the unpaid balance shall be due and payable from the date of funding through the date that Principal and all accrued and unpaid interest (“Interest”) is paid in full.

This Note can be prepaid in whole or in part at any time without the consent of the Holder provided that Maker shall pay all accrued but unpaid Interest, if any, to the date of the prepayment.

The entire unpaid Principal and all accrued but unpaid Interest shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

a.           Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

b.           Admission in writing of the Maker's inability to pay its debts as they mature;

c.           General assignment by the Maker for the benefit of creditors;

d.           Filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

e.           Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within 60 days; or

f.           Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within ten (10) business days of the Holder notifying the Maker in writing of such default.

From and after an Event of Default, interest shall be calculated at a rate of twenty-four (24%) percent per annum through and including the date of full repayment of Principal and Interest.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged.

Maker shall pay or otherwise reimburse to Holder all reasonable fees, costs and expenses actually incurred by Holder in the enforcement, administration or collection pursuant to the terms and conditions of this Note.  Such obligation shall be binding on Maker regardless of whether or not an action has been commenced or is ever commenced.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada and shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns.

The Maker hereby irrevocably consents to the jurisdiction of the State and Federal courts located in the State of Nevada, at Holder’s sole option, in connection with any action or proceeding arising out of or relating to this Note.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

_____________________	Mondial Ventures, Inc.

________________________	By: ____________________
Name: ________________	Name: Rodney Henry
Title: _________________	Title: CEO

Schedule to Exhibit 10.3

1)	Promissory Note between Legacy Athletic Apparel, LLC and Paul Gray dated July 15, 2010 for $50,000.

2)	Promissory Note between Mondial Ventures, Inc. and Paul Gray dated January 18, 2011 for $50,000.

3)	Promissory Note between Mondial Ventures, Inc. and Osprey Capital Advisors dated February 8, 2011 for $20,000.